Exhibit 99.1

KULR Technology Group Inc. Reports First-Quarter Results and Announces Shareholder Update Call

SAN DIEGO / ACCESSWIRE / May 21, 2021 / KULR Technology Group, Inc. (OTCQB: KULR) (the "Company" or "KULR"), a leading developer of next-generation lithium-ion battery safety and thermal management technologies, today announced its financial results for the first quarter ended March 31, 2021.

KULR's Q1 revenue increased by 439% year-over-year as we continue to make significant investments in all areas of our business to sustain and expand in 2021 and beyond. We are pleased to announce the Company recently raised $6.5 million in capital on May 20, 2021. Our belief is that this investment validates the value our new investors see in KULR's ability to commercialize within additional e-mobility markets. This funding is expected to significantly strengthen the Company’s balance sheet and further advance KULR’s up listing process to a senior U.S. exchange.

KULR’s business model continues to evolve as the Company focuses on near-term commercialization opportunities for its technology in the energy storage, electrical transportation, and battery transportation markets. We recently announced our first new smart battery product for the commercial drone market. This is the opening step of KULR’s overall strategy to target adjacent markets complementary to our established battery safety and thermal management products to expand into additional e-mobility markets in 2021. Additionally, we have targeted using our carbon fiber technology inside battery cells to make lighter and safer batteries with fast charge capability.

First Quarter 2021 and Recent Operational Highlights

•	In April 2021, KULR announced the June 2021 launch of a new product line of high-capacity lithium battery packs targeting the $127 billion commercial drone market, according to PricewaterhouseCoopers. The Company recently secured a global commercial drone manufacturer as a customer and expects to secure additional customers in the second half of 2021.

•	In March 2021, Keith Cochran joined KULR as President and COO. Mr. Cochran was previously SVP of Global Business Unit at Jabil where he was responsible for the $3.7B smartphone business and managing over 65,000 employees in US and Asia. Keith brings over 25 years of experience in business operations, supply chain management and large-scale manufacturing automations.

•	KULR became the official thermal management and battery safety technical partner for Andretti Technologies, the advanced technology arm of Andretti Autosport, founded by Michael Andretti. As part of the alliance, KULR will establish a thermal management testing and design platform for high performance battery solutions with the highest safety ratings specially adapted to the rigorous technical requirements of Andretti’s global racing enterprise. Both partners will also focus on co-developing and co-marketing motorsports' battery and safety technologies to automotive partners for mass market EV applications.

•	KULR strengthened its Board by the appointments of Joanna D. Massey and Morio Kurosaki as directors, contingent upon the Company’s common stock being approved for up listing to a senior national exchange and expect their involvement to strengthen our corporate governance and strategic direction.

•	In April 2021, KULR announced former Jabil Operations Manager, Antonio Martinez, as new Vice President of Operations. Mr. Martinez will be responsible for managing day-to-day operations of the Company’s manufacturing department as well as supporting strategic growth goals. Mr. Martinez joins KULR with over 37 years of leadership and worldwide manufacturing experience in Electronics Manufacturing and Operations.

•	KULR announced it was expanding its manufacturing presence to a new, larger facility in San Diego, CA to accommodate continued business growth.

Financial Results: First Quarter 2021 vs. First Quarter 2020

Revenues: KULR generated revenues of $417,905 in the first quarter ended March 31, 2021, an increase of 439% compared with revenues of $77,500 reported in the same period of 2020. The increase in revenue was mainly due to new orders received for products and engineering services for military and aerospace customers. The Company continues to build its relationships with a wide range of energy, transport and aerospace partners and actively served 13 customers in the quarter ending March 31, 2021.

These results reflect management’s commitment to build new customer relationships through a growing pool of referrals and business development leads.

Selling, General and Administrative (SG&A) Expenses: Our SG&A expenses increased to $1,492,811 in the first quarter of 2021 from $465,410 in the corresponding period last year. The 220% increase in SG&A expenses was due to additional marketing and advertising expenses, consulting fees and non-cash stock-based compensation paid to employees and consultants.

R&D expenses: We increased our R&D expenses in the first quarter of 2021 by 10% to $122,983 from $111,713 in the same period last year, reflecting a combination of headcount and process improvements implemented in the first quarter of 2021.

Operating Loss: Our loss from operations was $1,473,157 for the first quarter of 2021, compared to $529,666 for the comparable quarter of 2020. Higher selling, general and administrative costs offset higher sales.

Net Loss: Net loss for the first quarter of 2021 increased to $1,714,723 or a loss of $0.02 per share, compared with a net loss of $550,253, or a loss of $0.01 per share for the comparable period in 2020.

Cash Position: On March 31, 2021, we reported cash balances of $6,166,755 on March 31, 2021, compared with $8,880,140 on December 31, 2020. Subsequently, on May 20, 2021 we raised an additional $6.5 million in a preferred convertible financing agreement. This funding leaves us well positioned to expand operations, support new business, and fund ongoing product development despite the difficult Covid inspired trading conditions experienced through the latest quarter.

Shareholder Update Call

The Company has scheduled a shareholder update call for June 3, 2021, at 4pm EDT. Michael Mo, KULR’s CEO; Keith Cochran, President & COO, and Simon Westbrook, CFO, will provide a business update for the Company and answer questions submitted in advance.

To access the call:

Dial-In Number: 1-857-232-0157
Access Code: 422095

Interested parties may submit questions prior to the call to Stuart Smith at SmallCapVoice.Com, Inc. via email: ssmith@smallcapvoice.com by 8:00 PM EDT May 27, 2021. Mr. Smith will compile a list of questions and submit them to the Company prior to the conference call. Questions that will be addressed will be based on the relevance to the Company’s strategic direction and execution, the shareholder base and appropriateness in light of public disclosure rules.

For those unable to participate in the live conference call, a replay will be available at https://www.smallcapvoice.com/kulr/ shortly after the call has concluded. An archived version of the webcast will also be available at  https://kulrtechnology.com/category/presentations/.

About KULR Technology Group, Inc.

KULR Technology Group, Inc. (OTCQB: KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company’s roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 19, 2021. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Media Contact:
Derek Newton
Head, Media Relations
Main: (786) 499-8998
derek.newton@kulrtechnology.com

Investor Relations:
KULR Technology Group, Inc.
Main: (888) 367-5559
ir@kulrtechnology.com

For SmallCapVoice.com:
Stuart Smith
ssmith@smallcapvoice.com